UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2023

AYALA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36138	02-0563870
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9 Deer Park Drive, Suite K-1 Monmouth Junction, NJ	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 452-9813

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger and Reorganization

On July 26, 2023, Ayala Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Advaxis Israel Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of the Company (“Merger Sub”) and Biosight, Ltd., a company organized under the laws of the State of Israel (“Biosight”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).

The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein: (i) Merger Sub will merge with and into Biosight, with Biosight being the surviving entity as a wholly-owned subsidiary of the Company (the “Merger” and collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”), (ii) each share of Biosight issued and outstanding immediately prior to the effective time of the Merger (excluding any shares held by any of Biosight’s subsidiaries, Parent, Merger Sub or any of their respective subsidiaries, which will remain outstanding, and certain dormant shares under Israeli law, which will be cancelled, retired and cease to exist) will automatically be deemed to have been transferred to the Company in exchange for the right to receive 1.82285 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share (the “Common Stock”) of the Company. The Exchange Ratio is subject to equitable adjustment pursuant to the terms of the Merger Agreement. Each outstanding option or other right to purchase ordinary or preferred shares of Biosight will be cancelled as of the Effective Time and will have no further force or effect. At the Closing (as defined below), shares of Parent Common Stock constituting 10% of the aggregate Merger Consideration (as defined in the Merger Agreement) shall be deposited in escrow to support an indemnification obligation of Biosight pursuant to the Merger Agreement.

Conditions to Closing

Under the Merger Agreement, the consummation of the Merger (the “Closing”) is subject to, and will take place within two business days of, the satisfaction or waiver of certain customary closing conditions, including, without limitation: (i) Biosight must have obtained the approval of its stockholders of the Merger and the Transactions contemplated by the Merger Agreement (the “Biosight Stockholder Approval”), (ii) any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have been terminated or expired, (iii) Biosight obtaining certain tax rulings under Israeli law and (iv) the receipt by the Company of waivers from certain Biosight option holders and holders of Series C preferred shares.

Representations and Warranties

The parties to the Merger Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Merger Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of the business and operations of the Company, Biosight and their respective subsidiaries during the period between execution of the Merger Agreement and the Closing.

The representations, warranties, agreements and covenants of the parties set forth in the Merger Agreement will terminate at the Closing.

Termination and Termination Fees

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including without limitation: (i) by mutual written consent of the Company and Biosight; (ii) by either the Company or Biosight, if (a) the Closing has not occurred on or before January 22, 2024, (b) if a governmental authority shall have issued a final and non-appealable permanent restraining order, permanent injunction or other similar permanent order which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Transactions, and (c) the Biosight Stockholder Approval has not been obtained at the Biosight stockholders meeting (or any adjournments or postponements thereof), in each of (a), (b) and (c) where the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or has directly resulted in, the failure of such condition; (iii) by Biosight if (a) subject to certain conditions, the Company or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement and such breach or failure is not cured in accordance with the Merger Agreement and would result in the failure of a condition to Closing under the Merger Agreement, (b) the board of directors of the Company (x) makes a public recommendation in connection with a tender or exchange offer other than a recommendation against such tender or exchange offer or (y) fails to recommend against any third-party acquisition proposal within ten business days after such acquisition proposal has been publicly announced or disclosed, or (c) the Company has willfully breached the Merger Agreement; and (iv) by the Company if (a) subject to certain conditions, Biosight breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement and such breach or failure is not cured in accordance with the Merger Agreement and would result in a failure of a condition to Closing under the Merger Agreement, (b) Biosight has willfully breached its non-solicitation covenant, (c) the Biosight board of directors changes its recommendation to its stockholders to approve the Merger and related Transactions or (d) Biosight has willfully breached the Merger Agreement. As further detailed in the Merger Agreement, each party is required to pay a termination fee in the amount of (x) $1,000,000 or (y) $3,000,000, depending on the circumstance of the termination, in each case to the other party, upon the occurrence of certain events that would impede or prevent the Closing, which are the responsibility of the paying party.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety be reference to the full copy of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K (the “Form 8-K”) and incorporated into this Item 1.01 by reference.

Support Agreements

In connection with the Merger, certain shareholders of Biosight that are affiliated with the current directors of Biosight (each such Biosight shareholder, a “Supporting Shareholder”), have each entered into a Support Agreement (each, a “Support Agreement” and together, the “Support Agreements”), by and among the Company, Biosight and the applicable Supporting Shareholder. Pursuant to the Support Agreements, the Supporting Shareholders have agreed, among other things, to vote any shares of Biosight held by such Supporting Shareholder in favor of, and to adopt and approve, the Merger, the Merger Agreement and the related Transactions at any meeting of the Biosight stockholders, as applicable (or any adjournment or postponement thereof) held to obtain the Biosight Stockholder Approval.

The foregoing summary of the Support Agreements does not purport to be complete and is qualified in its entirety be reference to the full copy of a form of the Support Agreement, which is attached as Exhibit 2.2 to this Form 8-K and incorporated into this Item 1.01 by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On July 28, 2023, the Company held the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders (i) elected seven directors to the Company’s board of directors to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, subject to their earlier resignation or removal; (ii) approved an advisory (non-binding) resolution regarding the compensation of the Company’s executive officers; (iii) ratified the appointment of Kost, Forer, Gabbay & Kasierer, a Member of EY Global, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and (iv) approved an amendment to the Company’s 2015 Incentive Plan to increase the total number of shares authorized for issuance thereunder by 2,900,000 shares to 2,981,248 shares, to increase certain other maximum number of awards that may be granted annually and to change the name of the plan to reflect the Company’s recent corporate name change. The results of these votes, as certified by the inspector of elections for the Annual Meeting, are set forth below.

Proposal 1. Election of seven members to the Company’s Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, subject to their earlier resignation or removal.

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes

Dr. David Sidransky	816,431	297,235	12,064	1,225,138
Dr. Vered Bisker-Leib	1,044,805	56,607	24,318	1,225,138
Roni A. Appel	1,049,429	64,571	11,730	1,225,138
Kenneth Berlin	971,936	129,897	23,897	1,225,138
Dr. Robert Spiegel	1,037,380	63,012	25,338	1,225,138
Murray Goldberg	1,031,823	69,461	24,446	1,225,138
Dr. Samir N. Khleif	1,044,071	56,096	25,563	1,225,138

Proposal 2. Approval of an advisory (non-binding) resolution regarding the compensation of the Company’s executive officers.

Votes For	Votes Against	Abstentions	Broker Non-Votes
795,482	304,581	25,667	1,225,138

Proposal 3. Ratification of the appointment of Kost, Forer, Gabbay & Kasierer, a Member of EY Global, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,239,170	64,501	47,197	—

Proposal 4. Approval of an amendment to the Company’s 2015 Incentive Plan to increase the total number of shares authorized for issuance thereunder by 2,900,000 shares to 2,981,248 shares, to increase certain other maximum number of awards that may be granted annually and to change the name of the plan to reflect the Company’s recent corporate name change.

Votes For	Votes Against	Abstentions	Broker Non-Votes
678,752	327,854	119,124	1,225,138

Item 8.01 Other Events.

On July 27, 2023, the Company issued a press release announcing entry into the Merger Agreement with Biosight. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, by and among the Company, Merger Sub, and Biosight, dated as of July 26, 2023.
2.2	Form of Support Agreement, dated as of July 26, 2023, by and between the Company, Biosight and each director and executive officer of Biosight.
99.1	Press Release of the Company, dated July 27, 2023
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 1, 2023	AYALA PHARMACEUTICALS, INC.

	By:	/s/ Kenneth A. Berlin
	Name:	Kenneth A. Berlin
	Title:	President and Chief Executive Officer